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                                                                      EXHIBIT 11

                          WESTERN DIGITAL CORPORATION

                       COMPUTATION OF PER SHARE EARNINGS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                         YEARS ENDED
                                                               --------------------------------
                                                                JUNE                     JUNE
                                                                 29,       JULY 1,        30,
                                                                1996         1995        1994
                                                               -------     --------     -------
PRIMARY
Net income...................................................  $96,894     $123,302     $73,136
                                                               =======     ========     =======
Weighted average number of common shares outstanding during
  the period.................................................   46,279       46,082      39,341
Incremental common shares attributable to exercise of
  outstanding options, warrants and ESPP contributions.......    1,845        2,116       2,022
                                                               -------     --------     -------
Total shares.................................................   48,124       48,198      41,363
                                                               =======     ========     =======
Net income per share.........................................  $  2.01     $   2.56     $  1.77
                                                               =======     ========     =======
FULLY DILUTED
Net income...................................................  $96,894     $123,302     $73,136
Add back: interest expense, net of income tax effect
  applicable to convertible subordinated debentures..........       --        3,594       4,664
                                                               -------     --------     -------
                                                               $96,894     $126,896     $77,800
                                                               =======     ========     =======
Weighted average number of common shares outstanding during
  the period.................................................   46,279       46,082      39,341
Incremental common shares attributable to exercise of
  outstanding options, warrants and ESPP contributions.......    2,001        2,125       2,280
Incremental common shares attributable to conversion of
  convertible subordinated debentures........................       --        3,213       4,059
                                                               -------     --------     -------
Total shares.................................................   48,280       51,420      45,680
                                                               =======     ========     =======
Net income per share.........................................  $  2.01     $   2.47     $  1.70
                                                               =======     ========     =======
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